EXHIBIT 10.20

September 18, 2015

Wayne A. Denningham

c/o Albertsons Companies, Inc.

250 Parkcenter Blvd.

Boise, Idaho 83706

Dear Wayne:

In connection with the initial public offering (the “IPO”) of Albertsons Companies, Inc. (the “Company”), the ownership of AB Acquisition LLC (“AB Acquisition”) is being restructured, and as a result, it will become a subsidiary of the Company (the “Restructuring”). The purpose of this letter agreement (this “Agreement”) is to, effective as of the date of the consummation of the Restructuring (the “Effective Date”), reflect the assignment of your employment from AB Acquisition to the Company and your acceptance of such employment with the Company, under the terms set forth below. This Agreement is expressly conditioned upon the occurrence of the Restructuring, and should the Restructuring not occur, this Agreement shall be void ab initio.

Position: Chief Operating Officer of the Company.

Base Compensation: Your annualized base salary will be $800,000, less standard income and payroll tax withholding and other authorized deductions, payable in accordance with the customary payroll practices of the Company.

Bonus Percentage: You will be eligible to receive a bonus (“Annual Bonus”) for each fiscal year of the Company under a plan established by the Company in the amount determined by the Company’s Board of Directors or its Compensation Committee (the “Board”) based upon achievement of performance measures derived from the business plan presented by management and approved by the Board. For fiscal year 2015, you will continue to be eligible for an Annual Bonus under the bonus plan in which you are a participant prior to the Restructuring. Your target Annual Bonus will be 60% of your Base Salary. If such performance measures are only partially achieved or not achieved, you will only be entitled to such Annual Bonus, if any, as provided under the applicable bonus plan or as otherwise determined in the sole discretion of the Board.

Retention Bonus: You will remain eligible to receive a special retention incentive bonus in the amount of $350,000, less standard income and payroll tax withholding and other authorized deductions, payable in equal installments of $175,000 on each of April 1, 2016 and April 1, 2017, provided that you:

•	remain actively working in your current or an equivalent position through each applicable payment date;

•	demonstrate positive leadership;

•	protect Company assets, inventory, property, cash, equipment, IT data and confidential proprietary information; and

•	follow all Company policies and procedures, and state, federal and local laws.

If you resign or are discharged for any reason, cease actively working in an equivalent position for any reason, are demoted, or fail to meet the requirements outlined above, you will no longer be eligible for this special retention incentive bonus.

Equity Award: The Award Agreement by and between you and AB Acquisition, entered into as of March 5, 2015, under the AB Acquisition LLC Phantom Unit Plan, will remain in full force and effect upon the Effective Date; provided, that upon the consummation of the IPO, all outstanding phantom units thereunder will automatically be converted to restricted stock units that will be settled upon vesting in shares of the common stock of the Company.

Benefits: You will be entitled, if and to the extent eligible, to participate in a full range of Company sponsored health and welfare benefits.

Vacation: You will be entitled to four weeks of vacation per calendar year.

Employment at Will: You position is an employment at will position.

Sincerely,

/s/ Robert G. Miller
Robert G. Miller
Chairman and Chief Executive Officer
Albertsons Companies, Inc.

ACCEPTED AND AGREED:

/s/ Wayne A. Denningham
Wayne A. Denningham

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